UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 22, 2006

FPIC Insurance Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Florida
(State Jurisdiction of Incorporation)

1-11983	59-3359111
(Commission file number)	(IRS Employer Identification No.)

225 Water Street, Suite 1400 Jacksonville, Florida 32202 (904) 354-2482 www.fpic.com

_______________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Increase in Number of Shares Authorized for Repurchase

Since October 1, 2006, the registrant has repurchased 396,700 shares of its common stock at an average cost of $38.52 per share under its existing stock repurchase program. On December 22, 2006, the registrant’s board of directors increased the number of shares authorized to be repurchased under the program by 500,000 shares. This is in addition to the approximately 150,000 remaining shares previously authorized for repurchase under the program. Purchases may be made in the open market, in block or private transactions, pursuant to Rule 10b5-1 trading plans, or otherwise, upon such terms and conditions as the registrant’s officers deem appropriate.

The registrant intends to establish a Rule 10b5-1 trading plan under this program authorizing the repurchase of up to 500,000 shares. Subject to conditions and limitations specified in the plan, purchases under the plan are expected to commence January 5, 2007 and continue through the earlier of the date two days after filing with the SEC of the registrant’s 2006 Annual Report on Form 10-K, which filing is expected to be made in March 2007, or the repurchase of all of the shares authorized to be repurchased under the plan. The registrant may terminate the plan at any time and may make additional discretionary repurchases during its normal trading windows.

Additional Florida Insurance Guaranty Assessment

On December 22, 2006, the registrant received notice from the Florida Office of Insurance Regulation (the “OIR”) that the OIR has levied an additional, emergency 2% assessment on certain 2005 direct written premiums of property casualty insurers doing business in Florida, including the registrant’s subsidiaries. This assessment is being made at the request of the Florida Insurance Guaranty Association (“FIGA”) as a result of the insolvency of a group of Florida-domiciled homeowner’s insurance companies owned by Poe Financial Group that reportedly sustained substantial losses from the 2004 and 2005 hurricane seasons. This assessment is in addition to the 2% assessment levied in June 2006 by the OIR at the request of FIGA with respect to the same insolvency. This assessment is payable by January 31, 2007, and will result in a $4.7 million ($2.9 million after-tax) charge to the registrant’s results of operations for the fourth quarter of 2006. As allowed by Florida law, the registrant currently intends, within 90 days of notification of the assessment, to file a rate change reflecting this assessment.

Commutation of Hannover Quota Share Reinsurance Treaty

Effective December 31, 2006, the registrant’s First Professionals Insurance Company, Inc. subsidiary (“First Professionals”) has commuted its Net Account Quota Share Reinsurance Treaty with Hannover Reinsurance (Ireland) Limited and E+S Reinsurance (Ireland) Limited. As a result of this commutation, First Professionals will assume reserves ceded under the treaty and terminate the related funds withheld liability as of the date of commutation. It will also cease incurring the related financing charge on the funds withheld liability.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

December 22, 2006
FPIC Insurance Group, Inc.

	By:	/s/ John R. Byers
John R. Byers President and Chief Executive Officer